Exhibit 19 – Policy Relating to Insider Trading Compliance Program

ONEMAIN HOLDINGS, INC.
INSIDER TRADING COMPLIANCE PROGRAM POLICY
I.Policy Overview.
Failing to honor confidentiality obligations or misusing confidential information may violate U.S. federal and state securities laws and the laws of jurisdictions in which we operate. These violations may result in consequences, including criminal penalties, for the individual who commits the violation, for that individual's employer or other “control persons” and for people who “tip” or otherwise assist that individual. In order to take an active role in the prevention of these violations by the officers, directors, employees and other related individuals of OneMain Holdings, Inc. and its subsidiaries (the “Company” or “OneMain”), the Company adopted the policies and procedures described in this Insider Trading Compliance Program (the “Compliance Program”).
The Company adopted the Insider Trading Policy (the “Policy”), which prohibits trading in the securities, as well as derivatives relating to such securities, of the Company while in possession of material, nonpublic information regarding the Company (“Material Nonpublic Information,” which term is generally defined in detail below). The Policy covers all officers, directors and employees of the Company and its subsidiaries, as well as their “Related Insiders,” including spouses, minor children, adult family members sharing the same household, financial dependents and any accounts over which any aforementioned person exercises investment discretion (together, the “OneMain Persons” and each a “OneMain Person”). The Policy (and a summary thereof) is delivered to all new directors, officers and employees to whom the Policy applies upon the commencement of their relationships with the Company, and officers and employees are instructed how to locate the Policy in the quarterly notification about the opening of the Quarterly Trading Window (described below). The General Counsel has the discretion to determine on a case-by-case basis whether the Policy applies to temporary employees and consultants. It is also Company policy to comply with applicable securities laws concerning trading in OneMain Securities on the Company's behalf.

II.Policy Requirements
Roles and Responsibilities
A.    Designation of Certain Persons
1.    Section 16 Individuals
a.The Company determined that those persons who appear under the Section 16 Individuals section of the List of Section 16 Individuals and Restricted Employees found on the Insider Trading page of the Company's intranet are the directors, executive officers and other officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder ("Section 16 Individuals").
b.The Board of Directors periodically determines which of the Company's officers are "officers" for purposes of Section 16 and the Company modifies the List of Section 16 Individuals and Restricted Employees found on the Insider Trading page of the Company's intranet as appropriate.

c.    References in the Policy to Section 16 Individuals do not include persons who are not directors or officers of the Company but are subject to Section 16 of the Exchange Act by virtue of their equity ownership in the Company. It is important that any such person understands that he or she is solely responsible for ensuring compliance with Section 16 of the Exchange Act and other applicable laws relating to OneMain Securities.
2.     Other Persons with Pre-Clearance Obligations
a.The Company determined that certain other employees have, or are likely to have, regular or special access to Material Nonpublic Information in the normal course of their duties.
b.These employees (the "Restricted Employees") include individuals who the Company may designate from time to time, including those who appear on the List of Section 16
Individuals and Restricted Employees found on the Insider Trading page of the Company's intranet.
c.All Restricted Employees, Section 16 Individuals and their Related Insiders are subject to the pre-clearance requirement included in this Policy.
B.    General Counsel as the Company's Insider Trading Compliance Officer
1.The Company’s General Counsel is designated as the Company's Insider Trading Compliance Officer.
2.The General Counsel may delegate any responsibilities to the extent he or she so chooses to any member of the Legal and or Compliance Departments who is qualified to perform such duties in the reasonable judgment of the General Counsel. Throughout this Program/Policy, the term "General Counsel" refers to any such person to whom the General Counsel delegates a particular responsibility. However, the General Counsel retains ultimate responsibility for all matters pertaining to the interpretation and enforcement of the Policy.
C.    Duties of General Counsel as the Company's Insider Trading Compliance Officer
The duties of the General Counsel in the capacity of the Insider Trading Compliance Officer include the following:
1.Pre-clearing all transactions involving any OneMain Securities (as such term is defined in the Policy below) by the Section 16 Individuals, Restricted Employees and Related Insiders in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as applicable. The General Counsel may consult with outside counsel on such matters as he or she deems appropriate and may rely conclusively on any advice provided by such outside counsel.
2.Overseeing the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals, including appointment as attorney-in-fact.
3.Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission (the "SEC") by Section 16 Individuals under Section 16 of the Exchange Act.

4.Providing the Policy and other appropriate materials to new officers, directors and other
OneMain Persons who have, or may have, access to Material Nonpublic Information.
5.Circulating quarterly notices to officers and employees regarding the opening of the Quarterly Trading Window, which includes instructions about how to locate the Policy.
6.Assisting the Company in implementing the Policy.
7.Coordinating with outside counsel, to the extent the General Counsel deems appropriate, regarding compliance activities, including Rule 144 requirements and compliance with Section 16 of the Exchange Act and insider trading laws to help ensure that the Policy is updated as necessary to comply with such requirements.
Establishment of Quarterly Trading Window
A.The Company determined that all OneMain Persons are prohibited from engaging in any transaction in any OneMain Security (as such term is defined in the Policy below) except during an open Quarterly Trading Window.
B.The Company’s Quarterly Trading Window
1.Opens after the passage of two full Trading Days (defined below) following the date of public disclosure of the Company's financial results for a particular fiscal quarter or year.
2.Closes one week prior to the end of the next quarter.
C.The Company, at the sole direction of the General Counsel, has the right to:
1.Decline to open the window, close the window early or otherwise prohibit trading in some or all OneMain Securities for some or all OneMain Persons, even when the trading window would otherwise be open.
2.Open the trading window for some or all OneMain Persons or otherwise allow trading in some or all OneMain Securities by one or more OneMain Persons at any time during which the trading window would otherwise be closed.
3.Amend the Policy subject to the Policy on Policies, 5300.
Insider Trading Policy
This Policy provides guidelines to OneMain Persons with respect to transactions (as defined below) in OneMain Securities. Any capitalized terms used but not otherwise defined in this Policy have the meanings assigned in the Compliance Program, of which this Policy forms a part. To avoid doubt, it is the responsibility of each person to whom this Policy applies to ensure that such person fully complies with the requirements of this Policy and the Compliance Program at all times.

Applicability of Policy
A.This Policy applies to all transactions in OneMain Securities. "OneMain Security or Securities" include the following:
•Common stock
•Options for common stock
•Restricted common stock
•Restricted common stock units
•Debt securities
•Any other securities of the Company, such as preferred stock, warrants and convertible debentures, as well as derivative securities relating to OneMain Securities, including securities convertible or exchangeable into, or whose value is derived by the value of, OneMain Securities, whether or not issued by the Company.
B.This Policy applies to all OneMain Persons, each of whom the Company determined has access to or will receive, or has the potential to receive, Material Nonpublic Information (as defined below) regarding the Company.
C.For purposes of this Policy, the term "transaction" or “trade” refers to any purchase, sale, contract to purchase or sell, offer to purchase or sell, gift or other transfer, pledge, grant (including the grant of any option to purchase or sell) or acquisition or disposition through the use of any derivative arrangement of any OneMain Security.
Prohibitions Against Unauthorized Disclosure
A.It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.
B.The Company is required under Regulation FD of the federal securities laws to avoid selective disclosure of Material Nonpublic Information.
C.The Company established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an Internet "chat room" or similar Internet based forum.
Prohibitions and Restrictions
A. Trading on Material Nonpublic Information
1.    No OneMain Person may engage in any transaction involving OneMain Securities while he or she possesses Material Nonpublic Information concerning the Company and until the beginning of the third full Trading Day following the date of public disclosure of such information, or until such Material Nonpublic Information is no longer nonpublic or no longer material, which is determined by the Company's General Counsel in his or her sole discretion. As used herein, the term "Trading Day" means a day on which the New York Stock Exchange (the "NYSE") is open for trading. A "Trading Day" begins at the time trading begins on such day and ends at the end of the regular trading session on such day.
2.    Except as provided under Section 3.10, Certain Exceptions, there are no exceptions to trading while in possession of Material Nonpublic Information under this Policy and insider trading laws.

B. Short Sales
1.Pursuant to this Policy, no OneMain Person may engage in a short sale of any OneMain Security. Section 16 (c) of the Exchange Act prohibits officers and directors of the Company from engaging in short sales.
2.A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (a "short against the box") or placed in the mail within 5 days of the sale. Transactions in certain put and call options for OneMain Securities may in some instances constitute a short sale. Short sales are prohibited by this Policy even when the trading window is open.
C. Options and Certain Derivatives (Excluding Hedging Transactions)
1.A transaction in options is, in effect, a bet on the short-term movement of the Company's securities and, therefore, creates the appearance that the OneMain Person may be trading based on Material Nonpublic Information. Transactions in options also may focus the OneMain Person's attention on short-term performance at the expense of the Company's long-term objectives.
2.Accordingly, any transaction in puts, calls or other derivative OneMain Securities, including transactions on an exchange or in any other organized market, is prohibited.
D. Hedging Transactions
1.Certain forms of hedging or monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a OneMain Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the OneMain Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the OneMain Person may no longer have the same objectives as the Company's other stockholders.
2.Any OneMain Person, other than a Section 16 Individual, wishing to enter into such an arrangement must first pre-clear the proposed transaction with the General Counsel. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the General Counsel at least two weeks before the proposed execution of documents evidencing the proposed transaction. Hedging or monetization transactions are not permitted for Section 16 Individuals.
E. Margin Accounts and Pledges
1.Securities that are margined may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in OneMain Securities, OneMain Persons are prohibited from margining OneMain Securities or pledging OneMain Securities as collateral for a loan.

F. Tipping
1.No OneMain Person may disclose ("tip") Material Nonpublic Information about the Company to any other person (including family members), nor may such OneMain Person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in any OneMain Security.
2.A violation of securities laws may result in civil or criminal penalties not only for the primary violator (e.g., the person who trades in possession of Material Nonpublic Information), but for persons who "tip" or otherwise aid the primary violator.
G. Confidentiality of Nonpublic Information
1.Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. Nonpublic information must not be disclosed through written, oral or electronic means to anyone, except to team members within the Company or third party agents of the Company (such as investment banking advisors or outside legal counsel) whose position or roles require them to know such information.
2.In the event any OneMain Person receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results or projections), the inquiry should be referred to the Company's General Counsel, who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.
H. Post-Termination Transactions
Anyone who is in possession of Material Nonpublic Information when his or her employment or service with the Company terminates may not trade in OneMain Securities until that information becomes public or is no longer material.
Trading Pre-clearance and Requirements
A.    Pre-Clearance of Trades
1.The Company determined that all Section 16 Individuals and Restricted Employees, as well as spouses, minor children, adult family members sharing the same household, financial dependents and any accounts over which any Section 16 Individual or Restricted Employee exercises investment discretion, must refrain from trading in any OneMain Security, even during the trading window, without first complying with the Company's "pre-clearance" process. Each such person must contact the Company's General Counsel before commencing any trade in the Company's securities.
2.The General Counsel consults as necessary with senior management of the Company before clearing any proposed trade by such person. However, even if the General Counsel pre-clears a trade, the ultimate responsibility rests with the individual to ensure that he or she is not trading while in possession of Material Nonpublic Information.

B. Individual Responsibility
1.Every OneMain Person has the individual responsibility to comply with this Policy against insider trading.
2.In addition, although the General Counsel assists those officers and directors subject to the filing requirements of Section 16 under the Exchange Act in preparing and filing required reports, the reporting person retains responsibility for the reports.

Applicability of Policy to Material Nonpublic Information Regarding Other Companies
A.This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.
B.Civil and criminal penalties, and termination of employment, may result from trading on Material Nonpublic Information regarding the Company's business partners.
C.All OneMain Persons must treat Material Nonpublic Information about the Company's business partners with the same care required with respect to Material Nonpublic Information about the Company.
Definition of Material Nonpublic Information
A.It is not possible to define all categories of Material Nonpublic Information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding a transaction (as defined above) in OneMain Securities or securities of business partners.
B.While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be handled with due care.
Examples of such information may include:
•Financial results
•Known but unannounced future earnings or losses
•Changes in analyst recommendations or debt ratings
•Execution or termination of significant contracts with distributors, collaborators and other business partners
•News of a pending or proposed merger or other acquisition
•News of the acquisition or disposition of significant assets
•Impending bankruptcy or financial liquidity problems
•Patent or other intellectual property milestones
•Scientific achievements or other developments from research efforts
•Significant developments involving corporate relationships

•Changes in dividend policy
•New product announcements of a significant nature
•Significant legal or regulatory violations
•Positive or negative regulatory developments or regulator actions
•Cybersecurity incidents
•Stock splits
•New equity or debt offerings
•Positive or negative developments in outstanding litigation
•Significant litigation exposure due to actual or threatened litigation
•Major changes in senior management
C.Either positive or negative information may be material. It is important to remember that materiality is judged with the benefit of hindsight. Therefore, questions concerning the materiality of particular information should be resolved in favor of materiality.
D.Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, such as by a press release or a filing with the SEC. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. Even after nonpublic information is effectively disclosed, under this Policy, two full Trading Days must elapse in order for the information to be considered “public.”
Certain Exceptions
A. Stock Option Exercises
1.This Policy does not apply to the exercise of an employee stock option where no Company common stock is sold in the market to fund the option exercise price or related taxes.
2.This Policy does apply to:
a.The exercise of a tax withholding right pursuant to which any OneMain Person elects to have the Company withhold shares of stock subject to an option to satisfy tax-withholding requirements,
b.Any sale of shares of stock as part of a broker-assisted cashless exercise of an option, or
c.Any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, provided that the General Counsel has sole discretion to approve the Company's sale of securities to generate proceeds necessary to satisfy such tax-withholding requirements during a period when the trading window is otherwise closed.
B. Restricted Stock and Restricted Stock Units
1.This Policy does not apply to the vesting of restricted stock or restricted stock units, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding obligations upon the vesting of any restricted stock or restricted stock units.
2.This Policy does apply to any sale of common stock received by you as a result of the vesting.
C. 401(k) Plan
1.This Policy does not apply to purchases of Company stock in any present or future 401(k) plan resulting from a person's periodic contribution of money to the plan pursuant to that person's payroll deduction election.
2.This Policy does apply to certain elections a OneMain Person might make under a 401(k) plan, including:
a.An election to increase or decrease the percentage of the person's periodic contributions that are allocated to the Company stock fund.
b.An election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund.
c.An election to borrow money against the OneMain Person's 401(k) plan account if the loan results in a liquidation of some or all of OneMain Person's Company stock fund balance.
d.A OneMain Person's election to pre-pay a plan loan if the pre-payment results in allocation of loan proceeds to the Company stock fund.
D. Employee Stock Purchase Plan
1.This Policy will not apply to purchases of Company stock in any employee stock purchase plan resulting from an employee's periodic contribution of money to the plan pursuant to the election the employee made at the time of his or her enrollment in the plan. This Policy also will not apply to purchases of Company stock resulting from lump sum contributions to any such plan, provided that the OneMain Person elected to participate by lump-sum payment at the beginning of the applicable enrollment period.
2.This Policy will apply to an employee's election to participate in any such plan for any enrollment period and to such employee's sales of OneMain Securities purchased pursuant to any such plan.
E. 10b5-1 Trading Plan
1.This Policy does not apply to purchases or sales of OneMain Securities made pursuant to a pre-arranged trading plan that was entered into when the OneMain Person was not in possession of Material Nonpublic Information and otherwise satisfies the requirements of Rule 10b5-1 under the Exchange Act.
2.Such trading plans may not be adopted or amended when the OneMain Person is in possession of Material Nonpublic Information about the Company.
3.A OneMain Person who wants to enter into a trading plan must satisfy the conditions under Rule 10b5-1, including:
a.Prohibiting purchases or sales from occurring until the expiration of a cooling-off period of 30 days after the adoption of the trading plan; provided, however, if you are a Section 16 Individual, you are subject to a longer cooling off period, as described in paragraph 4(a) below.

b.Not having more than one Rule 10b5-1 trading plan in effect at the same time other than under the following limited exceptions:
(i)A series of separate contracts with different broker-dealers or other agents to execute trades that are treated as part of a single plan, provided each individual contract satisfies Rule 10b5-1.
(ii)One later-commencing Rule 10b5-1 trading plan under which trading may not begin until after all trades under the earlier-commencing Rule 10b5-1 trading plans have been completed (or the earlier Rule 10b5-1 Plan has expired).
(iii)A “sell to cover” arrangement under which an agent is only authorized to sell securities as necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, provided the person does not exercise control over the timing of sales.
c.    Not entering into more than one Rule 10b5-1 plan that is designed to affect the open-market purchase or sale of a total amount of securities as a single transaction in any 12-month period, except for sell-to-cover arrangements as described in paragraph (3)(b)(iii) above.
4.In addition to the requirements applicable to all OneMain Persons described in paragraph 3, any Section 16 Individual must satisfy the following additional requirements:
a.    Prohibiting purchases or sales from occurring until the expiration of a cooling-off period consisting of the later of:
(i)90 days after the adoption of the trading plan, or
(ii)Two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K; provided, however, that in no event will the required cooling off period be longer than 120 days after adoption of the Rule 10b5-1 trading plan.
b.    Making representations and warranties in the trading plan, at the time that the plan is adopted, that the Section 16 Individual is:
(i)not otherwise in possession of Material Nonpublic Information about the Company or OneMain Securities, and
(ii)Adopting the Rule 10b5-1 trading plan in good faith and not as part of a plan to scheme to evade insider trading prohibitions.
5.Adoption, modification or termination of a trading plan by a Section 16 Individual is subject to disclosure by the Company in its public filings under the Exchange Act.
6.Anyone subject to this Policy who wishes to enter into a trading plan must submit the 10b5-1 Trading Plan to the General Counsel for his or her approval before the adoption, amendment or termination of the 10b5-1 Trading Plan. In the event the General Counsel wishes to enter into, amend or terminate a 10b5-1 Trading Plan, the Company’s Chief Financial Officer must provide his or her approval before the adoption or amendment of the 10b5-1 Trading Plan.

Potential Criminal and Civil Liability and Disciplinary Action
A.Liability for Insider Trading
Pursuant to federal and state securities laws, OneMain Persons may be subject to penalties of up to $5,000,000 and up to 20 years in prison for engaging in transactions in any OneMain Security at a time when they have knowledge of Material Nonpublic Information regarding the Company.
B.Liability for Tipping
1.OneMain Persons may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the applicable OneMain Securities.
2.The SEC imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
C.    Liability of Control Persons
1.    If the Company or its supervisory personnel fail to take appropriate steps to prevent insider trading, they may be subject to the following penalties:
a.A civil penalty of up to $2,600,000 (subject to periodic adjustments for inflation) or, if greater, three times the profit gained or loss avoided as a result of the employee's violation and
b.A criminal penalty of up to $25,000,000
2.    In addition to penalties, firms or persons sanctioned for violations of securities laws may be limited from engaging in other types of business in the future (e.g., many regulated industries will not permit such firms or persons to engage in regulated activity). Furthermore, even the allegation of a securities law violation against a OneMain Person would have very damaging effects on our reputation.
D.    Possible Disciplinary Actions
OneMain Persons who violate this Policy are subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's equity incentive plans or termination of employment.
Inquiries
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee or other applicable individual.
Certifications
All OneMain employees are required to complete an online certification containing the information described in Appendix A.

APPENDIX A
CERTIFICATIONS
I certify that:
1.I have read and understand the Company's Insider Trading Policy (the "Policy"). I understand that the General Counsel is available to answer any questions I have regarding the Policy.
2.During the time that I have been a OneMain Person, I have complied with the Policy.
3.I will continue to comply with the Policy for as long as I am subject to this Policy.
Signature:
Date:
Print Name: